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                                                                     EXHIBIT 7.1




                                 July 5, 1996

Danielson Holding Corporation
767 Third Avenue
New York, New York 10017-2023

Ladies and Gentlemen:

     You have requested our opinion, as counsel to Danielson Holding Corporation, a Delaware corporation (the "Company") concerning whether, under Delaware law (i) there should be any restriction upon the surplus of the Company available for payment of dividends solely by reason of the fact that the liquidation preference of the Series A Cumulative Perpetual Preferred Stock of the Company, par value $0.10 per share (the "Preferred Stock") exceeds the par value of such shares and (ii) whether any remedy should be available to the holders of Preferred Stock before or after payment of any dividend solely because such dividend would reduce the surplus of the Company to an amount less than the amount by which the liquidation preference of the Preferred Stock exceeds the par value of such shares.

     We have examined and are familiar with originals or copies, certified or otherwise indentified to our satisfaction, of the following documents:

     (i) the Certificate of Incorporation of the Company (the "Certificate of Incorporation");

     (ii) the Bylaws of the Company (the "Bylaws"); and

     (iii) the Certificate of Designation Preferences, Rights and Limitations of the Preferred Stock (the "Certificate of Designation").

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us
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Danielson Holding Corporation
July 5, 1996
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as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          The Certificate of Designation provides that in the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a share of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to twenty five dollars ($25.00) per share, plus all accrued and unpaid dividends thereon to and including the date of such distribution, before any distribution of assets to the holders of the Company's common stock, or any other capital stock of the Company ranking junior to the Preferred Stock as to the distribution of assets, liquidation, dissolution or winding up of the Company.

          There is no provision in the Certificate of Incorporation of the Company, the Bylaws or the Certificate of Designation which purports to restrict the surplus of the Company by reason of the excess of the liquidation preference of the Preferred Stock over the par value. Section 170 of the General Corporation Law of the State of Delaware (the "GCL") authorizes a Delaware corporation to pay dividends out of its surplus. Surplus is defined by Section 154 of the GCL as the amount by which the net assets of a corporation exceed its capital. Both net assets, as defined in Section 154, and capital, as defined in and determined in accordance with Sections 154 and 244 of the GCL, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock. Accordingly, the authorization in Section 170 of the GCL for payment of dividends out of surplus is not in any way limited or restricted solely by reason of the fact that a class of stock of a corporation has a liquidation preference in excess of the par value of such stock. Moreover, we are not aware of any applicable provisions of the Constitution of the State of Delaware nor any controlling Delaware case law which would suggest that surplus would be restricted by the excess of the liquidation preference over the par value of the Preferred Stock.

          Therefore, while there are no authorities specifically addressing this issue, it is our opinion that (i) there should be no restriction upon the surplus of the Company available for the payment of dividends on any outstanding capital stock of the Company solely by reason of the fact that the liquidation
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Danielson Holding Corporation
July 5, 1996
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preferences of the Preferred Stock exceeds the par value of such shares and (ii)
no remedy should be available to the holders of shares of the Preferred Stock before or after payment of any dividend solely because such dividend would reduce the surplus of the Company to an amount less than the amount of such excess, assuming that the payment of such dividend is in accordance with provisions of the GCL, the Certificate of Incorporation of the Company, the Bylaws or the Certificate of Designation.

          Members of this firm are admitted to the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the GCL.

          We hereby consent to the filing of this opinion as Exhibit 7.1 to the Registration Statement on Form S-4 of the Company (the "Registration Statement") and to the use of our name in the Registration Statement under the caption "Legal Matters."

          This opinion is being rendered only to you for your exclusive benefit and is intended to be relied upon by you in connection with the transactions contemplated by the Registration Statement. This opinion may not be used for any other purpose, or relied on by any other person, firm or entity for any purpose, without our prior written consent.

                             Very truly yours,


                             /s/ Anderson, Kill Olick & Oshinsky, P.C.
                             ---------------------------------------------
                             ANDERSON KILL OLICK & OSHINSKY,
                             P.C.